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                                                                      EXHIBIT 11

                               THERMO OPTEK CORPORATION

                          COMPUTATION OF EARNINGS PER SHARE



                                                   1996                      1995                      1994
--------------------------------------------------------------------------------------------------------------

COMPUTATION OF PRIMARY EARNINGS
  PER SHARE

Net Income (a)                                   $23,401,000              $16,009,000              $14,423,000
                                                 -----------              -----------              -----------

Shares:
  Weighted average shares
    outstanding                                   46,904,670               45,000,000               45,000,000


  Add: Shares issuable from assumed
       exercise of options (as
       determined by the
       application of the
       treasury stock method)                         39,260                  157,040                  157,040
                                                 -----------              -----------              -----------

Weighted average
  shares outstanding,
  as adjusted (b)                                 46,943,930               45,157,040               45,157,040
                                                 -----------              -----------              -----------

PRIMARY EARNINGS PER SHARE
  (a) DIVIDED BY (b)                             $       .50              $       .35              $       .32
                                                 ===========              ===========              ===========
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